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 ========================================================================

                          PURCHASE AND SALE AGREEMENT

 ========================================================================


                                  By and Among


                       El Paso Energy Partners, L.P. and
                      Green Canyon Pipe Line Company, L.P.
                                   (Sellers)

                                      and

                Williams Field Services-Gulf Coast Company, L.P.
                                    (Buyer)




                     ======================================



                          Covering the Acquisition of


                    The Stock of Tarpon Transmission Company
                               (Acquired Company)


                                      and


           The Assets Constituting the Green Canyon Gathering System
                               (Acquired Assets)


                     ======================================



                                December 8, 2000


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                               TABLE OF CONTENTS
                                                                         Page
                                                                         ----
1.   Definitions...........................................................1

2.   Purchase and Sale.....................................................7
     (a)   Sale of Acquired Interest.......................................7
     (b)   Purchase Price..................................................7
     (c)   The Closing.....................................................8
     (d)   Deliveries at the Closing.......................................8
     (e)   Acquired Company Obligations Assumption.........................8
     (f)   Green Canyon Assumed Obligations................................9
     (g)   Post-Closing Adjustment.........................................9
     (h)   Acquired Company Excluded Assets...............................10
     (i)   Alternative Structure..........................................11

3.   Representations and Warranties Concerning the Transaction............11
     (a)   Representations and Warranties Concerning the Partnership,
           Green Canyon and the General Partner...........................11
     (b)   Representations and Warranties of the Buyer....................13

4.   Representations and Warranties Concerning the Acquired Company
     and the Green Canyon Acquired Assets.................................14
     (a)   Organization, Qualification, Company Power, Capitalization.....14
     (b)   Noncontravention...............................................14
     (c)   Brokers' Fees..................................................15
     (d)   Title to and Condition of Tangible Assets......................15
     (e)   Financial Statements...........................................15
     (f)   Material Change................................................16
     (g)   Legal Compliance...............................................16
     (h)   Tax Matters....................................................17
     (i)   Contracts and Commitments......................................17
     (j)   Litigation.....................................................18
     (k)   Environmental Matters..........................................18
     (l)   Permits........................................................19
     (m)   Employee Matters...............................................20
     (n)   Books and Records..............................................20
     (o)   Preferential Purchase Rights...................................20
     (p)   Completeness of Green Canyon Acquired Assets...................20
     (q)   Disclaimer of Representations and Warranties Concerning
           Personal Property, Equipment, and Fixtures.....................20

5.   Pre-Closing Covenants................................................21
     (a)   General........................................................21

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     (b)   Notices and Consents...........................................21
     (c)   Operation of Business..........................................21
     (d)   Full Access....................................................22
     (e)   Intercompany Transactions......................................23
     (f)   Partnership Loan Document Obligations and Liens................23
     (g)   Construction Fund..............................................23

6.   Post-Closing Covenants...............................................23
     (a)   General........................................................23
     (b)   Litigation Support.............................................23
     (c)   Surety Bonds; Guarantees.......................................24
     (d)   Delivery and Retention of Records..............................24
     (e)   Pipeline Markers and Locks.....................................24
     (f)   Governmental Approvals.........................................25

7.   Conditions to Obligation to Close....................................25
     (a)   Conditions to Obligation of the Buyer..........................25
     (b)   Conditions to Obligation of the Partnership and Green Canyon...26

8.   Remedies for Breaches of this Agreement..............................27
     (a)   Survival of Representations, Warranties and Certain Covenants..27
     (b)   Indemnification Provisions for Benefit of the Buyer............27
     (c)   Indemnification Provisions for Benefit of the Sellers..........31
     (d)   Matters Involving Third Parties................................31
     (e)   Determination of Amount of Adverse Consequences................32
     (f)   Tax Treatment of Indemnity Payments............................32

9.   Tax Matters..........................................................33
     (a)   Post-Closing Tax Returns.......................................33
     (b)   Pre-Closing Tax Returns........................................33
     (c)   Straddle Periods...............................................33
     (d)   Straddle Returns...............................................33
     (e)   Claims for Refund..............................................34
     (f)   Indemnification................................................34
     (g)   Cooperation on Tax Matters.....................................34
     (h)   Certain Taxes..................................................35
     (i)   Confidentiality................................................35
     (j)   Audits.........................................................35
     (k)   Control of Proceedings.........................................35
     (l)   Powers of Attorney.............................................35
     (m)   Remittance of Refunds..........................................36
     (n)   Purchase Price Allocation......................................36
     (o)   Closing Tax Certificate........................................36
     (p)   Like-Kind Exchanges............................................36

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10.  Termination..........................................................37
     (a)   Termination of Agreement.......................................37
     (b)   Effect of Termination..........................................37

11.  Miscellaneous........................................................38
     (a)   Use of El Paso Energy Marks....................................38
     (b)   Insurance......................................................38
     (c)   Press Releases and Public Announcements........................39
     (d)   No Third Party Beneficiaries...................................39
     (e)   Succession and Assignment......................................39
     (f)   Counterparts...................................................39
     (g)   Headings.......................................................39
     (h)   Notices........................................................39
     (i)   Governing Law..................................................40
     (j)   Amendments and Waivers.........................................40
     (k)   Severability...................................................40
     (l)   Transaction Expenses...........................................40
     (m)   Construction...................................................40
     (n)   Incorporation of Exhibits and Schedules........................41
     (o)   Entire Agreement...............................................41
     (p)   FTC Authorization..............................................41

Exhibit A:   Description of Green Canyon Acquired Assets
Exhibit B:   Form of Green Canyon Acquired Assets Assignment
Exhibit C:   Form of Construction Fund Letter Agreement
Exhibit D:   Form of Settlement Agreement and Mutual Release

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                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of December 8, 2000 is by and between El Paso Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), Green Canyon Pipe Line Company, L.P., a Delaware limited partnership ("Green Canyon" together with the Partnership, the "Sellers") and Williams Field Services-Gulf Coast Company, L.P., a Delaware limited partnership (the "Buyer"). The Partnership, Green Canyon and the Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, the Partnership owns all of the outstanding shares of capital stock (the "Acquired Company Shares") of Tarpon Transmission Company, a Texas corporation (the "Acquired Company");

         WHEREAS, the Partnership and its subsidiaries own a 1% general partnership interest and a 97.9899% limited partnership interest in Green Canyon;

         WHEREAS, the Partnership's general partner, El Paso Energy Partners Company, a Delaware corporation (the "General Partner), owns a 1.0101% limited partnership interest in Green Canyon;

         WHEREAS, Green Canyon owns, among other assets, the Green Canyon Acquired Assets (herein defined), which comprise the natural gas gathering system generally known as the Green Canyon Gathering System and the related facilities and contracts (the Green Canyon Acquired Assets together with the Acquired Company Shares being the "Acquired Interest"); and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase, and each of the Partnership and Green Canyon will sell, all of its respective rights, title and interests in and to the Acquired Interest in return for the consideration specified herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1. Definitions.

         "Acquired Company" has the meaning set forth in the Recitals.

         "Acquired Company Excluded Assets" has the meaning set forth in
Section 2(h).

         "Acquired Company Insurance Policies" means those material policies of insurance which the Partnership, the General Partner, or the Acquired Company or any of their Affiliates, maintains for the Acquired Company with respect to its assets and operations, all of which policies are listed on Schedule 1(a).

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         "Acquired Company Obligations" has the meaning set forth in Section
2(e).

         "Acquired Company Shares" has the meaning set forth in the Recitals.

         "Acquired Interest" has the meaning set forth in the Recitals.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive, exemplary, special or consequential damages.

         "Adverse Environmental Event" means (1) any breach of any representation or warranty of the Partnership or Green Canyon contained in
Section 4(k), or (2) any breach or violation of Environmental Law with respect to the Subject Assets arising as a result of events occurring or facts or circumstances arising or existing on or prior to the Closing Date.

         "Adverse Event" means (1) any breach of any representation, warranty or covenant of the Partnership or Green Canyon contained herein (other than the covenants in Section 2 and the representations and warranties in Sections 3(a), 4(d)(ii), 4(d)(iii) and 4(k)) and (2) any tort claim for the personal injury or death of any person with respect to the Subject Assets arising as a result of events occurring on or prior to the Closing Date.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Agreement" has the meaning set forth in the preface.

         "Balance Sheet Date" has the meaning set forth in Section 4(e).

         "Buyer" has the meaning set forth in the preface.

         "Buyer Indemnitees" means, collectively, the Buyer and its Affiliates and its and their officers, directors, employees, agents and representatives.

         "Closing" has the meaning set forth in Section 2(c).

         "Closing Date" has the meaning set forth in Section 2(c).

         "Closing Date Statement" has the meaning set forth in Section 2(g)(i).

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person;

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
(c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Confidentiality Agreement" means the Confidentiality Agreement between the Buyer and the Partnership dated October 10, 2000.

         "Construction Fund Letter Agreement" means an agreement substantially in the form of Exhibit C.

         "El Paso Energy Marks" means the name "El Paso Energy" and other trademarks, service marks, and trade names owned by El Paso Energy Corporation and its respective Affiliates.

         "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, other security interest or defect in title.

         "Environmental Law" or "Environmental Laws" has the meaning set forth in Section 4(k).

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interest, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

         "Financial Data" has the meaning set forth in Section 4(e).

         "FTC" has the meaning set forth in Section 3(a)(ii).

         "GAAP" means generally accepted accounting principles in the United States.

         "General Partner" has the meaning set forth in the Recitals.

         "Governmental Authority" means the United States and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Green Canyon" has the meaning set forth in the preface.

         "Green Canyon Acquired Assets" means (1) the gathering system, related facilities, rights of way and other assets described on Exhibit A, which are the assets that comprise the natural gas gathering system known as the Green Canyon Gathering System and (2) all rights, title and interest in, and Obligations under, the Green Canyon Assumed Contracts to the extent arising, accruing or otherwise related to the period on, including and after the Closing Date. The Green Canyon Acquired Assets do not include the Green Canyon Excluded Assets.

         "Green Canyon Acquired Assets Assignment" means the assignment and assumption agreement in the form of Exhibit B.

         "Green Canyon Assumed Contracts" has the meaning set forth in Section 4(i)(ii).

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         "Green Canyon Assumed Obligations" has the meaning set forth in
Section 2(f).

         "Green Canyon Excluded Assets" means, to the extent it is not specifically and expressly included in the term "Green Canyon Acquired Asset," each and every right, title, interest and other asset owned by, or in any way accruing to the benefit of, Green Canyon, including, without limitation, any and all (i) rights, title, interests and assets relating to the Green Canyon Acquired Assets and constituting (1) receivables, including, manufacturers warranty receivables, notes, accounts receivable, trade account receivables and insurance proceeds receivables, (2) cash and cash equivalents and investments, whether short-term or long-term, including certificates of deposit, treasury bills and securities, and (3) claims, suits and choses in action, or (ii) rights, title, interests and assets not relating to the Green Canyon Acquired Assets.

         "Hazardous Substances" means all materials, substances and wastes which are regulated under any Environmental Law or which may form the basis for liability under any Environmental Law.

         "Indemnified Party" has the meaning set forth in Section 8(d).

         "Indemnifying Party" has the meaning set forth in Section 8(d).

         "Knowledge" means, in the case of the Partnership, the actual knowledge of the individuals listed on Schedule 1(b) hereto without independent investigation or inquiry and, in the case of the Buyer, the actual knowledge of the individuals listed on Schedule 1(c) hereto without independent investigation or inquiry.

         "Laws" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Material Adverse Effect" means any change or effect that, individually or in the aggregate with other changes or effects, is materially adverse to the businesses, operations and properties of the Green Canyon Acquired Assets and the Acquired Company taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to (i) the natural gas pipeline industry generally (including, but not limited to, the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) United States or global economic conditions or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

         "Merger Agreement" means that certain Agreement and Plan of Merger dated as of January 17, 2000 by and between El Paso Energy Corporation, El Paso Merger Company and The Coastal Corporation, as amended, restated, supplemented or otherwise modified from time to time.

         "Net Decrease Amount" has the meaning set forth in Section 2(b)(ii).

         "Net Increase Amount" has the meaning set forth in Section 2(b)(ii).

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         "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

         "Ordinary Course of Business" means the ordinary course of business consistent with the affected party's past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Partnership" has the meaning set forth in the preface.

         "Partnership Loan Documents" means (i) the Fourth Amended and Restated Credit Agreement among the Partnership, El Paso Energy Partners Finance Corporation, The Chase Manhattan Bank, as Administrative Agent, and the several lenders from time to time parties thereto, dated as of March 23, 1995, as amended and restated through June 30, 2000, and all agreements, documents and instruments executed or delivered in connection therewith or otherwise related thereto and (ii) the Indenture among the Partnership, El Paso Energy Partners Finance Corporation (formerly Leviathan Finance Corporation), the subsidiaries party thereto and Chase Bank of Texas, as Trustee, dated as of May 27, 1999 as amended, and all agreements, documents and instruments executed or delivered in connection therewith or otherwise related thereto.
         "Party" and "Parties" have the meanings set forth in the preface.

         "Permits" has the meaning set forth in Section 4(l).

         "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business; (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Subject Asset in any manner including all applicable Laws; (iii) any Encumbrances created pursuant to operating, farmout, construction, operation and maintenance, space lease or similar agreements or the Organizational Documents of the Acquired Company; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business.

         "Person" means an individual or entity, including, without limitation, any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof).

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         "Post-Closing Tax Period" means any Tax period beginning after the
Closing Date.

         "Post-Closing Tax Return" means any Tax Return that is required to be filed by any Acquired Company with respect to a Post-Closing Tax Period.

         "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

         "Pre-Closing Tax Return" means any Tax Return that is required to be filed with respect to any Acquired Company with respect to a Pre-Closing Tax Period.

         "Proposed Closing Date Statement" has the meaning set forth in Section 2(g)(i).

         "Purchase Price" has the meaning set forth in Section 2(b).

         "Purchase Price Decreases" means the following: (a) the amount, if any, of all current liabilities of the Acquired Company as of the Closing Date, as determined and calculated in accordance with GAAP and (b) the amount, if any, of all indebtedness for borrowed money of the Acquired Company as of the Closing Date.

         "Purchase Price Increases" means the following: (a) the amount, if any, of all current assets (excluding inventory of parts and materials) of the Acquired Company as of the Closing Date, determined and calculated in accordance with GAAP and (b) the amount, if any, of Reimbursable Capital Expenditures.

         "Records" has the meaning set forth in Section 6(d).

         "Reimbursable Capital Expenditures" means all capital expenditures, determined in accordance with GAAP, made by the Acquired Company or Green Canyon, with respect to the Green Canyon Acquired Assets, between the date of this Agreement and the Closing Date that (a) are permitted pursuant to Section 5(c) and (b) not incurred to repair or replace damaged, destroyed or worn out equipment or facilities.

         "Retained E-Mail" means all electronic mail and other computer based communications stored on any electronic, digital, or other storage or back up media and retained in the Ordinary Course of Business by the Partnership, the General Partner, the Acquired Company or any Affiliate of any such Person.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Seller" and "Sellers" has the meaning set forth in the preface.

         "Seller Indemnitees" means, collectively, the Partnership and its Affiliates (other than the Acquired Company) and its and their officers, directors, employees, agents, and representatives.


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         "Settlement Agreement and Mutual Release" means an agreement substantially in the form of Exhibit D.

         "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

         "Straddle Return" means a Tax Return for a Straddle Period.

         "Subject Asset(s)" means (i) any or all of the assets of the Acquired Company other than the Acquired Company Excluded Assets and (ii) any or all of the Green Canyon Acquired Assets.

         "Subsidiary" means, with respect to any relevant Person, any other Person that is (directly or indirectly) controlled and more than 90%-owned (directly or indirectly) by the relevant Person.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d).

         2. Purchase and Sale.

         (a) Sale of Acquired Interest. Subject to the terms and conditions of this Agreement, (i) the Partnership agrees to sell to the Buyer, and the Buyer agrees to purchase from the Partnership, all of the Partnership's right, title and interest in and to the Acquired Interest, and (ii) Green Canyon agrees to sell to the Buyer, and the Buyer agrees to purchase from Green Canyon, all of Green Canyon's right, title and interest in and to the Acquired Interest, which Acquired Interest consists of:

                  (x) all of the Partnership's right, title and interest in and to the Acquired Company Shares, which are evidenced by Certificate No. 100; and

                  (y) all of Green Canyon's right, title and interest in and to the Green Canyon Acquired Assets.

         (b) Purchase Price.

                  (i) In consideration for the sale of the Acquired Interest, the Buyer agrees to pay to the Partnership at the Closing $20,000,000

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         (as adjusted in Section 2(b)(ii), the "Purchase Price") payable by wire transfer of immediately available funds.

                  (ii) The Purchase Price shall be (x) increased by the amount, if any, by which Purchase Price Increases as set forth in the Proposed Closing Date Statement exceed Purchase Price Decreases as set forth on the Proposed Closing Date Statement (any such amount, the "Net Increase Amount"), or (y) decreased by the amount, if any, by which Purchase Price Decreases as set forth on the Proposed Closing Date Statement exceed Purchase Price Increases as set forth on the Proposed Closing Date Statement (any such amount, the "Net Decrease Amount").

                  (iii) The Purchase Price (prior to any adjustments) is allocated between the Acquired Company Shares and the Green Canyon Acquired Assets as set forth on the Allocation Schedule attached hereto as Schedule 2(b)(iii). The Partnership and Green Canyon will allocate the Purchase Price among themselves.

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Partnership, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Buyer and the Partnership may mutually determine (the "Closing Date").

         (d) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Sections 7(a) and 9(o), (ii) the Buyer will deliver to the Partnership the various certificates, instruments, and documents referred to in
Section 7(b), (iii) the Partnership will execute and deliver to the Buyer such instruments of assignment and transfer as shall be necessary to transfer to the Buyer all of the Partnership's right, title and interest in and to the Acquired Company Shares, (iv) Green Canyon will execute and deliver to the Buyer the Green Canyon Acquired Assets Assignment, (v) the Buyer will execute and deliver to the Partnership and Green Canyon the Green Canyon Acquired Assets Assignment, (vi) the Buyer will deliver to the Partnership the Purchase Price,
(vii) the Partnership will cause El Paso Energy Corporation to, and the Buyer will, execute and deliver to each other the Construction Fund Letter Agreement,
(viii) the Partnership will, and will cause its applicable Affiliates to, execute and deliver to the Buyer the Settlement Agreement and Mutual Release, and (ix) the Buyer will, and will cause its applicable Affiliates to, execute and deliver to the Partnership the Settlement Agreement and Mutual Release.

         (e) Acquired Company Obligations Assumption. The Buyer acknowledges and agrees that, following the Closing, the Acquired Company shall remain obligated for its Obligations (the "Acquired Company Obligations"), and the Acquired Company shall fully and timely pay, perform, and discharge in accordance with their terms the Acquired Company Obligations from and after the Closing.

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         (f) Green Canyon Assumed Obligations. On the Closing Date, the Buyer
will assume and will be obligated to fully and timely pay, perform, and discharge in accordance with their terms, the Obligations (the "Green Canyon Assumed Obligations") relating to:

                  (i) any and all Obligations of Green Canyon under the Green Canyon Assumed Contracts to the extent existing, arising, accruing or otherwise related to the period on, including and after the Closing Date; and

                  (ii) any and all Obligations in any way relating to abandoning, decommissioning, or removing any Green Canyon Acquired Assets or restoring or reconditioning the lands and seabeds affected thereby.

         (g) Post-Closing Adjustment.

                  (i) At least three business days prior to the Closing Date, the Partnership shall cause to be prepared and delivered to the Buyer a statement (the "Proposed Closing Date Statement") setting forth the Partnership's good faith estimate of the Purchase Price Increases and the Purchase Price Decreases. As soon as practicable, but in any event no later than 60 days following the Closing Date, the Partnership shall cause to be prepared and delivered to the Buyer a statement of Purchase Price Increases and the Purchase Price Decreases as of the close of business on the Closing Date (such statement, as it may be adjusted pursuant to Section 2(g)(ii), the "Closing Date
         Statement").

                  (ii) Upon receipt of the Closing Date Statement, the Buyer and the Buyer's independent accountants shall be permitted during the succeeding 30-day period to examine the work papers used or generated in connection with the preparation of the Closing Date Statement and such other documents as the Buyer may reasonably request in connection with its review of the Closing Date Statement. Within 30 days of receipt of the Closing Date Statement, the Buyer shall deliver to the Partnership a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Date Statement. If the Buyer does not raise objections within such period, the Closing Date Statement shall become final and binding upon all Parties at the end of such period. If the Buyer does raise objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within 60 days after the Buyer's receipt of the Closing Date Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Buyer and the Partnership who shall be instructed to resolve such disputed item within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the parties and the Closing Date Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Partnership.

                  (iii) If the Net Increase Amount as set forth on the Closing Date Statement exceeds Net Increase Amount as set forth on the Proposed Closing Date Statement, the Buyer shall pay the Partnership the amount of such excess. If the Net Increase Amount as set forth on the Proposed Closing Date Statement exceeds the Net Increase Amount as set forth on the Closing Date Statement, the Partnership shall pay the Buyer the amount of such excess. If the Net Decrease Amount as set forth on the Closing Date Statement exceeds the Net Decrease Amount set forth on the Proposed Closing Date Statement, the Partnership shall pay the Buyer the amount of such excess. If the Net Decrease Amount as set forth on the Proposed Closing Date Statement exceeds the Net Decrease Amount as set forth on the Closing Date Statement, the Buyer shall pay the Partnership the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Partnership, or to be paid by the Partnership to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(g)(iv) at a mutually convenient time and place within five business days after the later of acceptance of the Closing Date Statement or the resolution of the Buyer's objections thereto, pursuant to Section 2(g)(ii).

                  (iv) Any payments pursuant to this Section 2(g) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Partnership, as the case may be, as may be designated by the Buyer or the Partnership, as the case may be. If payment is being made after the fifth business day referred to in Section 2(g)(iii), the amount of the payment to be made pursuant to this Section 2(g) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to 10%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                  (v) The Buyer agrees that, following the Closing, it shall not take any actions with respect to the Acquired Company's accounting books, records, policies and procedures that would obstruct or prevent the preparation of the Closing Date Statement as provided in this
         Section 2(g). The Buyer shall cooperate in the preparation of the Closing Date Statement, including providing customary certifications to the Partnership, or, if requested, to the Partnership's independent accountants or the accounting firm selected by mutual agreement of the parties pursuant to Section 2(g)(ii).

                  (vi) Except as set forth in Section 2(g)(ii), the Buyer and the Partnership shall each bear its own expenses incurred in connection with the preparation and review of the Closing Date Statement.

         (h) Acquired Company Excluded Assets. Notwithstanding any other provision of this Agreement, the transactions contemplated by this Agreement exclude, and prior to the Closing Date the Partnership may cause the Acquired Company to transfer to the Partnership, any of its Affiliates or any third party (other than the Acquired Company) without consideration, the following (all of which are referred to as the "Acquired Company Excluded Assets"):

                  (i) the assets listed or described on Schedule 2(h);

                  (ii) except to the extent contemplated in Section 11(b), all insurance policies and rights under any insurance policies in respect to any and all claims made under such policies whether such claims are asserted before or after the Closing Date and all rights to any proceeds payable under any such policy;

                  (iii) Retained E-Mail;

                  (iv) the El Paso Energy Marks; and

                  (v) all books, records, work papers, Tax Returns, etc. relating to Taxes.

         Notwithstanding anything to the contrary provided elsewhere in this Agreement, the Partnership's representations, warranties and covenants shall not apply to any of the items described in clauses (i) through (v) of the immediately preceding sentence.

                  (i) Alternative Structure. Notwithstanding any other provision of this Agreement, at the Buyer's option, the Buyer may elect, in lieu of selling the Acquired Company Shares, to effect the sale of the Acquired Company Shares by causing the Acquired Company to merge with and into the Buyer or a wholly-owned subsidiary of the Buyer in accordance with applicable state law in exchange for the Purchase Price allocable to the Acquired Company Shares as set forth on Schedule 2(b)(iii) (as adjusted by the Net Increase Amount or the Net Decrease Amount, as applicable, allocable to the Acquired Company Shares).

         3. Representations and Warranties Concerning the Transaction.

         (a) Representations and Warranties Concerning the Partnership, Green Canyon and the General Partner. The Sellers hereby represent and warrant to the Buyer as follows:

                  (i) Organization of the Sellers. The Partnership is a limited partnership, Green Canyon is a limited partnership, and the General Partner is a corporation, each of which is duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Green Canyon is in good standing under the laws of each jurisdiction which requires such qualification.

                  (ii) Authorization of Transaction. The Partnership and Green Canyon each have full power and authority (including full company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Partnership and Green Canyon, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(a)(ii), the Partnership and Green Canyon need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the Federal Trade Commission ("FTC"), if applicable.

                  (iii) Noncontravention. Except for the need to obtain prior approval (which has not been obtained) of the FTC (if applicable) and filings specified in Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which either the Partnership, Green Canyon or the General Partner is subject or any provision of its Organizational Documents or
         (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Partnership, Green Canyon or the General Partner is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of either the Partnership or Green Canyon to consummate the transactions contemplated by this Agreement.

                  (iv) Brokers' Fees. None of the Partnership, the General Partner or Green Canyon have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (v) Capitalization of the Acquired Company. The Partnership owns of record and beneficially all of the Equity Interest in the Acquired Company, as denominated below:

                           Shares of Common Stock,    Percentage of Issued and
             Owner              $.10 Par Value           Outstanding Shares
         ----------------  ------------------------   ------------------------
          Partnership                 80                        100%

         The Acquired Company Shares constitute all of the issued and outstanding Equity Interest of the Acquired Company and have been duly authorized, and are validly issued and fully paid and non-assessable. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws and general corporation Laws of the Acquired Company's jurisdiction of formation, and as created by the Organizational Documents of the Acquired

         Company, and liens created by the Partnership Loan Documents, (x) the Acquired Company Shares are held of record as set forth above, free and clear of restrictions on transfer and Encumbrances and (y) there are no Commitments with respect to any Equity Interest of the Acquired Company. The Partnership is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting any Equity Interest of the Acquired Company.

         (b) Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers as follows:

                  (i) Organization of the Buyer. The Buyer is a limited partnership duly organized, validly existing, and in good standing under the Laws of the state of Delaware.

                  (ii) Authorization of Transaction. The Buyer has full power and authority (including full company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the FTC, if applicable.

                  (iii) Noncontravention. Except for the need to obtain prior approval (which has not been obtained) of the FTC (if applicable) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

                  (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

                  (v) Investment. The Buyer is not acquiring the Acquired Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Buyer, together with its directors and executive officers and advisors, is familiar with investments of the nature of the Acquired Company Shares, understands that this investment involves substantial risks, has adequately investigated the Acquired Company and the Acquired Company Shares, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Company Shares, and is able to bear the economic risks of such investment.

                  (vi) Financing. The Buyer has sufficient immediately available funds (excluding financing tied specifically to or secured primarily by any of the Acquired Interest) to enable it to make payment of the Purchase Price at Closing without encumbrance or delay and without causing the Buyer to become insolvent or to declare insolvency.

                  (vii) Partnership's or Green Canyon's Breach of
         Representation or Warranty. To the Buyer's Knowledge as of the date of this Agreement, there is no fact or circumstance that would cause the Partnership or Green Canyon to be in material breach of any representation or warranty set forth in this Agreement.

         4. Representations and Warranties Concerning the Acquired Company and the Green Canyon Acquired Assets. The Sellers hereby represent and warrant to the Buyer as follows:

         (a) Organization, Qualification, Company Power, Capitalization. The Acquired Company (x) is a corporation duly organized and validly existing, under the Laws of the jurisdiction of its formation; (y) is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Noncontravention. Except for the need to obtain prior approval (which has not been obtained) of the FTC or as set forth in Schedule 4(b), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Acquired Company is subject or to which any Subject Asset is subject or any provision of the Organizational Documents of the Acquired Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any agreement, contract, lease, license, instrument, or other arrangement (x) to which the Acquired Company is a party or by which it is bound, (y) to which any Subject Asset is subject or (z) which constitutes part of the Green Canyon Acquired Assets (or result in the imposition of any Encumbrance upon any of the Subject Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of the Partnership or Green Canyon to consummate the transactions contemplated by this Agreement. Except for the prior approval of the FTC (if applicable), the Acquired Company does not need to give notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or would not materially adversely affect the ability of the Partnership or Green Canyon to consummate the transactions contemplated by this Agreement.

         (c) Brokers' Fees. The Acquired Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (d) Title to and Condition of Tangible Assets.

                  (i) The Acquired Company has good and defensible title to all of the Subject Assets other than the Green Canyon Acquired Assets, and Green Canyon has good and defensible title to all of the Green Canyon Acquired Assets, in each such case free and clear of all Encumbrances, except for (a) Permitted Encumbrances, (b) the Encumbrances disclosed in Schedule 4(d) and (c) Encumbrances which do not have a Material Adverse Effect.

                  (ii) Except as disclosed in Schedule 4(d), the Subject Assets have been operated during the period in which the Sellers have owned them in compliance with the standards which the Partnership operates its other offshore pipelines, are in good operating condition and repair (normal wear and tear excepted), are adequate to be used consistent with prior conduct and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

                  (iii) The Acquired Company has good and defensible title against any Person claiming by, through or under the Acquired Company (except for any act of the Acquired Company after the Closing), but not otherwise, to all of the Subject Assets other than the Green Canyon Acquired Assets, and Green Canyon has good and defensible title against any Person claiming by, through or under Green Canyon, but not otherwise, to all of the Green Canyon Acquired Assets, except for (a) Permitted Encumbrances, (b) the Encumbrances disclosed in Schedule 4(d) and (c) Encumbrances which do not have a Material Adverse Effect.

         (e) Financial Statements. Schedule 4(e) sets forth (i) an unaudited balance sheet of the Acquired Company as of December 31, 1999; (ii) an unaudited statement of income for the Acquired Company for the twelve month period ended December 31,1999; (iii) an unaudited balance sheet of the Acquired Company as of June 30, 2000 (the "Balance Sheet Date"); (iv) an unaudited statement of income for the Green Canyon Acquired Assets for the twelve month period ended December 31, 1999; and (v) an unaudited statement of income for the Green Canyon Acquired Assets for the nine month period ended September 30, 2000 (collectively, the "Financial Data"). The Financial Data was prepared in accordance with GAAP (except as expressly stated therein and except for the absence of year-end adjustments and footnotes) fairly presents, in all material respects, the financial position and income for the Acquired Company and the Green Canyon Acquired Assets as of the dates and for the periods indicated.

         (f) Material Change. Except as set forth in Schedule 4(f), since the Balance Sheet Date:

                  (i) to the Partnership's Knowledge, there has not been any Material Adverse Effect;

                  (ii) the Subject Assets have been operated and maintained in the Ordinary Course of Business;

                  (iii) to the Partnership's Knowledge, there has not been any material damage, destruction or loss to any material portion of the Subject Assets, whether or not covered by insurance;

                  (iv) there has been no issuance by the Acquired Company of any of its Equity Interests, or any repurchase or redemption by the Acquired Company of any of its Equity Interests;

                  (v) there has been no merger or consolidation of the Acquired Company with any other Person or acquisition by the Acquired Company of the Equity Interest or business of any other Person, nor any purchase, sale or lease of material assets included in the Subject Assets;

                  (vi) there has been no borrowing of funds, agreement to borrow funds or guaranty by the Acquired Company except for those under the Partnership Loan Documents and except for intercompany loans and transactions that will be satisfied or terminated pursuant to
         Section 5(e);

                  (vii) to the Partnership's Knowledge, there has been no change in the relationship of the Acquired Company or affecting any of the Subject Assets, with any customers, licensors, suppliers, distributors or sales representatives, except for changes that do not have a Material Adverse Effect; and

                  (viii) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.

         (g) Legal Compliance. To the Partnership's Knowledge, the Acquired Company (and Green Canyon with respect to the Green Canyon Acquired Assets) has complied with all applicable Laws of all Governmental Authorities (including the applicable regulations promulgated under Order No. 639, issued by the Federal Energy Regulatory Commission on April 10, 2000), except where the failure to comply would not have a Material Adverse Effect. The Sellers make no representations or warranties in this Section 4(g) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Sellers are set forth in Sections 4(h) and 4(k), respectively.

         (h) Tax Matters. Except as set forth in Schedule 4(h) or as would not have a Material Adverse Effect:

                  (i) The Acquired Company has filed all material Tax Returns that it was required to file and such Tax Returns are accurate in all material respects. All Taxes shown as due from the Acquired Company on any such Tax Returns have been paid.

                  (ii) There is no material dispute or claim concerning any Tax liability of the Acquired Company claimed or raised by any authority in writing.

                  (iii) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns required to be filed by or with respect to the Acquired Company and for which the Buyer may be responsible.

                  (iv) Green Canyon has filed all material Tax Returns with respect to the Green Canyon Acquired Assets that it was required to file and such Tax Returns (with respect to the Green Canyon Acquired Assets) are accurate in all material respects. All Taxes shown as due with respect to the Green Canyon Acquired Assets on any such Tax Returns have been paid.

                  (v) If the Buyer elects to use either the Alternative Structure described in Section 2(i) or to make an election under
         Section 338(g) of the Code with respect to the Acquired Company, then the Partnership shall represent to the Buyer that the net operating loss carryover of the Acquired Company shall be at least $4,682,276 at the time of the deemed asset sale and such amount shall be available to the Buyer to offset, for federal income tax purposes, any gain realized by the Buyer pursuant to either the Alternative Structure or an election under Section 338(g) of the Code.

         (i) Contracts and Commitments.

                  (i) Schedule 4(i)(i) includes a list of all material contracts and commitments (including, without limitation, any contract, lease, agreement or commitment, written or oral, providing for receipt or payment, contingent or otherwise, of $100,000 or more or which may not be terminated without payment or penalty, or restricting the ability of the Acquired Company to engage in any line of business in any geographic area, or containing any indemnity obligation, or relating to indebtedness or guarantee obligations, or creating an Encumbrance upon any of the assets of the Acquired Company, or any commitment, agreement, note, loan, evidence of indebtedness, purchase order, letter of credit or guarantee of indebtedness that involves aggregate payments of more than $100,000 within the remaining term of such agreement, or any pending sale of real or personal property in excess of $100,000, or any contract requiring a capital expenditure or a commitment for a capital expenditure in excess of $100,000, or any agreement relating to commodity hedging, derivatives or swaps) to which the Acquired Company is a party, and each such contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect and except for contracts related to the Partnership Loan Documents. The Acquired Company has performed all material obligations required to be performed by it to date under the contracts, and is not in default under any material obligation of any such contracts, except when such default would not have a Material Adverse Affect. To the Partnership's Knowledge, no other party to any such contract is in default thereunder.

                  (ii) Schedule 4(i)(ii) contains a list of all the contracts, agreements, rights-of-way, licenses, permits, and other documents and instruments included in the Green Canyon Acquired Assets (the "Green Canyon Assumed Contracts"), and each such contract, agreement, right-of-way, license, permit and other document and instrument is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. Green Canyon has performed all material obligations required to be performed by it to date under the Green Canyon Assumed Contracts, and is not in default under any material obligation of any such contracts, except when such default would not have a Material Adverse Affect. To the Partnership's Knowledge, no other party to any such contract is in default thereunder.

         (j) Litigation. Schedule 4(j) sets forth each instance in which the Acquired Company or any of the Subject Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Partnership's Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

         (k) Environmental Matters. Except as set forth in Schedule 4(k):


                  (i) The Acquired Company (and, with respect to the Green Canyon Acquired Assets, Green Canyon) is in compliance with all applicable federal, state and local Laws (including common law) relating to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. (collectively, the "Environmental Laws" and individually an "Environmental Law"), except for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect.

                  (ii) The Acquired Company (and, with respect to the Green Canyon Acquired Assets, Green Canyon) has obtained all permits, licenses, franchises, authorities, consents, and approvals, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating its assets and business as it is presently conducted, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect.

                  (iii) Except as do not have a Material Adverse Effect, (x) there are no pending or threatened claims, demands, actions, administrative proceedings or lawsuits against the Acquired Company (or, with respect to the Green Canyon Acquired Assets, Green Canyon), and (y) the Acquired Company is not, and none of the Subject Assets, are subject to any outstanding injunction, judgment, order, decree or ruling, under any Environmental Laws.

                  (iv) None of the real property presently or formerly owned or operated by the Acquired Company is listed on the National Priorities List or any similar state list of sites requiring remedial action.

                  (v) The Partnership has not received any written notice that the Acquired Company (or, with respect to the Green Canyon Acquired Assets, Green Canyon) is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

                  (vi) All hazardous substances or solid wastes generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation or possession of the Sellers or the conduct of the Sellers, have been transported only by carriers maintaining valid authorizations under applicable Environmental Laws and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Laws and such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any of the Environmental Laws.

         The Sellers make no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(k).

         (l) Permits. Except as set forth in Schedule 4(l), the Acquired Company owns or holds all franchises, licenses, permits, consents, approvals, and authorizations of all

Governmental Authorities necessary for the conduct of its business (collectively, the "Permits"), except for Permits whose absence would not have a Material Adverse Effect. To the Partnership's Knowledge, each Permit is in full force and effect, and the Acquired Company is in compliance with all of its obligations with respect to each Permit, except where the failure to be in full force and effect or to be in compliance would not have a Material Adverse Effect, and to the Sellers' Knowledge, no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit except such as would not have a Material Adverse Effect.

         (m) Employee Matters. The Acquired Company does not have any employees and has had no employee for the entire period of time in which the Partnership has owned the Acquired Company.

         (n) Books and Records. The books of account, minute books, stock record books, and other records of the Acquired Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with industry standards and sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Company contain accurate and complete records of all meetings held of, and action taken by, the directors and shareholders of the Acquired Company in such capacities, and no meeting of any such directors or shareholders has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records of the Acquired Company will be in the possession of the Acquired Company.

         (o) Preferential Purchase Rights. Except as set forth on Schedule 4(o), there are no preferential purchase rights, options or other rights held by any Person not a party to this Agreement to purchase or acquire any interest in the Acquired Company or the Green Canyon Acquired Assets, in whole or in part, as a result of the transactions contemplated by this Agreement.

         (p) Completeness of Green Canyon Acquired Assets. The Green Canyon Acquired Assets and the Green Canyon Assumed Contracts comprise all of the assets (i) comprising the natural gas gathering system commonly known as the Green Canyon Gathering System as such assets have been operated during the last 18 months, (ii) reflected in the Financial Data or (iii) that produced the income reflected in the Financial Data.

         (q) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures. The Buyer acknowledges that (a) it has had and pursuant to this Agreement will have before Closing access to the Partnership, the Acquired Company and the Subject Assets, and the officers and employees of the Partnership and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement. Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, none of the Sellers have made, and THE SELLERS MAKE NO AND DISCLAIM ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW,

STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (ii) ITS MERCHANTABILITY, (iii) ITS FITNESS FOR ANY PARTICULAR PURPOSE, (iv) ITS CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, OR (v) AS TO WHETHER ANY SUBJECT ASSET IS YEAR 2000 COMPLIANT, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

         (a) General. Each Party will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

         (b) Notices and Consents. The Partnership will give any notices to third parties, and will use its commercially reasonable efforts to obtain the third party consents, listed on Schedule 5(b). Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Section 3(a)(ii), 3(a)(iii), 3(b)(ii), 3(b)(iii) and 4(b) so as to permit the Closing to occur not later than March 16, 2001. Without limiting the generality of the foregoing, the Buyer agrees to work in good faith with the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, but in no event later than March 16, 2001; provided, that, notwithstanding anything to the contrary contained herein, this sentence shall not obligate the Buyer to divest or hold separate any assets or enter into any agreement not contemplated by this Agreement or modify this Agreement.

         (c) Operation of Business. The Partnership will not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or permit the Acquired Company, or, with respect to the Green Canyon Acquired Assets, Green Canyon (as applicable) to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Partnership will not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or permit the Acquired Company, or, with respect to the Green Canyon Acquired Assets, Green Canyon (as applicable) to do any of the following:

                  (i) amend or otherwise change the Acquired Company's Organizational Documents;

                  (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant of any Equity Interest of the Acquired Company, or any Commitments with respect to any Equity Interest of the Acquired Company;

                  (iii) cause or allow any of the Subject Assets to become subject to an Encumbrance, except for Permitted Encumbrances, other Encumbrances identified in Sections 3(a)(v) and 4(d) and mechanic's, materialman's and similar liens arising in connection with capital expenditures allowed under Section 5(c)(viii) or approved by the Buyer;

                  (iv) with respect only to the Acquired Company: (A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, or other business organization or any division thereof or any material amount of assets except for acquisitions of assets in the Ordinary Course of Business; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances except for borrowing in the Ordinary Course of Business; (C) sell, lease or otherwise dispose of any property or assets, other than (x) sales of goods or services in the Ordinary Course of Business and (y) those properties and assets which constitute Acquired Company Excluded Assets; or (D) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this paragraph (iv); provided that notwithstanding any provision of this Agreement, the Acquired Company shall be entitled to dividend and/or distribute to its Equity Interest holders, at any time, and from time to time, such cash generated by such company's business to which such Equity Interest holder would otherwise be entitled (other than cash arising from borrowings by such company or sales of assets by such company outside of the Ordinary Course of Business);

                  (v) change the Acquired Company's accounting practices in any material respect with the exception of any changes in accounting methodologies that have already been agreed upon by such company's Equity Interest holders, consistent with such company's Organizational Documents;

                  (vi) amend in any material respect any contract or agreement material to the Acquired Company (or any Green Canyon Assumed Contract material to the Green Canyon Acquired Assets), taken as a whole, or terminate any such material contract or agreement before the expiration of the term thereof other than to the extent any such material contract or agreement terminates or is terminable pursuant to its terms in the Ordinary Course of Business;

                  (vii) except as required by Law, make, change or revoke any Tax election relevant to the Acquired Company; or

                  (viii) make any individual capital expenditure in excess of $200,000 except for expenditures made in connection with any emergency or other force majeure event.

         (d) Full Access. Green Canyon, with respect to the Green Canyon Acquired Assets, will permit, and the Partnership will permit and will cause the Acquired Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Acquired Company or Green Canyon, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Subject Assets and the Acquired Company. Any information obtained by the Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5(d) shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement. All "due diligence" activities of the Buyer shall be conducted in accordance with applicable Laws and the Buyer shall indemnify the Partnership, Green Canyon and their Affiliates from and against all damages, losses and liabilities incurred as a result of such activities.

         (e) Intercompany Transactions. Immediately before the Closing, all outstanding receivables and payables between the Partnership and its Subsidiaries, on the one hand, and the Acquired Company, on the other hand, shall be satisfied and discharged, without any post-Closing liability or expense to the Acquired Company, except to the extent such receivables and payables relate to or arise under any agreement listed on Schedule 5(e) between the Partnership and the Acquired Company which will not be terminated prior to, or at, the Closing. Except for those listed on Schedule 5(e), all other intercompany transactions or arrangements between the Acquired Company, on the one hand, and the Partnership or any of its Subsidiaries, on the other hand, shall be terminated as of the Closing, in such manner as the Partnership shall specify, without imposing liabilities upon the Buyer, and none of the parties shall have any further liability or obligation in respect of any such transaction or arrangement.

         (f) Partnership Loan Document Obligations and Liens. Prior to the Closing, the Partnership shall obtain (i) a release of all obligations of the Acquired Company under the Partnership Loan Documents and (ii) a release of all liens and other Encumbrances created under the Partnership Loan Documents on any portion of the Acquired Interest and the Subject Assets, without any post-Closing liability or expense to the Acquired Company or the Buyer.

         (g) Construction Fund. The Sellers covenant and agree that they will not advocate or support to the FTC (i) a reduction in the amount of the construction fund or (ii) more restrictive limitations on the use of such construction fund than as reflected in theform of Construction Fund Letter Agreement attached hereto as Exhibit C.

         6. Post-Closing Covenants. The Parties agree as follows:

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving the Acquired Company or the Subject Assets, the other Parties shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8).

         (c) Surety Bonds; Guarantees. The Buyer agrees to be substituted as the surety or guarantor of any surety bonds or guarantees issued by the Partnership or any of its Affiliates with respect to the Acquired Company or the Subject Assets, including, but not limited to the surety bonds and guarantees listed on Schedule 6(c). The Buyer and the Partnership shall cooperate to effect all such substitutions and the Buyer shall indemnify and hold the Partnership harmless from and against any Adverse Consequences arising from the failure of the Buyer to be so substituted. The Buyer shall use commercially reasonable efforts to obtain a release of the Partnership from any surety or guaranty obligations with respect to the Acquired Company or the Subject Assets.

         (d) Delivery and Retention of Records. On or before the Closing Date, the Partnership will deliver or cause to be delivered to the Buyer, at the Buyer's request, copies of Tax records relating to the Acquired Company and the Subject Assets, which are relevant to post-Closing Tax periods and all other files, records, information and data relating to the Acquired Company and the Subject Assets (other than Tax records) that are in the possession or control of the Partnership, Green Canyon and the Acquired Company (the "Records"). The Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of ten years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least 60 days before such destruction or disposition to surrender them to the Partnership and if the Partnership does not accept such offer within 20 days after receipt of such offer, the Buyer may take such action and (ii) following the Closing Date to afford the Partnership, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Partnership (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law. The Buyer shall have the same rights, and the Partnership shall have the same obligations, as are set forth in this Section with respect to any copies of the Records of the Partnership pertaining to the assets that are retained by the Partnership, with the exception of Tax Returns retained by the Partnership, provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege.

         (e) Pipeline Markers and Locks.

                  (i) Removal of Decals, Logos and Signs. Within 90 days after the Closing, the Buyer shall remove from each marker along the route of the pipelines constituting a portion of the Subject Assets any decal, logo or sign indicating that such pipeline is owned or operated by the Partnership or any of its Affiliates or El Paso Energy Corporation or any of its Affiliates (including signs displaying the Partnership's or its Affiliate's emergency contact telephone number). As promptly as practical after the Closing, the Buyer shall post the Buyer's emergency contact telephone numbers in place of any of the Partnership's or its Affiliate's emergency contact telephone numbers.

                  (ii) Return of Locks and Keys. On such date or dates as the Partnership and the Buyer may agree, but not later than 90 days after the Closing, the Buyer shall return to the Partnership all locks which were affixed to such pipeline on the Closing Date and the keys thereto.

         (f) Governmental Approvals. If the FTC before its order becomes final notifies the Sellers (x) that the Buyer is not an acceptable purchaser of any part, or all, of the Acquired Interest or (y) that the manner in which (i) the sale of the Acquired Interest or (ii) the transactions contemplated hereby were accomplished, is not acceptable to the FTC, then the Sellers shall have the unilateral right to immediately rescind the sale of the Acquired Interest and other transactions contemplated hereby. In the event any such rescission is required, the Buyer agrees to cooperate fully with the Sellers in order to promptly effect such rescission.

         7. Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the Sellers contained in Section 3(a) and Section 4 shall be true and correct when made and at Closing (except for those which refer to a specific date, which shall be true and correct as of such date), except (i) to the extent that any failures of such representations and warranties to be so true and correct would not have a Material Adverse Effect and (ii) any mechanic's, materialman's or other similar lien arising after the date of this Agreement in accordance with Section 5(c)(viii) shall not cause the representations and warranties in Section 4(d) not to be true at Closing; provided, that for purposes of this subsection 7(a)(i), any representation or warranty qualified by "materiality" or "Material Adverse Effect" will be treated as though not so qualified;

                  (ii) the Partnership and Green Canyon shall have performed and complied with all of its covenants hereunder through the Closing except to the extent that any failure to perform or comply would not have a Material Adverse Effect;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Partnership shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in subsections 7(a)(i)-(ii) is satisfied in all respects; and

                  (v) the FTC shall have accepted the proposed consent agreement for public comment, in connection with the Merger Agreement, pursuant to Rule 2.34 of the FTC Rules of Practice, 16 C.F.R. 2.34, as amended, and such consent agreement shall contain a consent order requiring the disposition of all, or any portion of, the Acquired Interest.

         The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing. As such term is used in this Section 7(a), "Material Adverse Effect" means any change or effect that both (i) falls within the definition of such term in Section 1 and (ii) individually, or in the aggregate, with other changes and effects, has an adverse effect having a value of $1,000,000 or more.

         (b) Conditions to Obligation of the Partnership and Green Canyon. The obligation of the Partnership and Green Canyon to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the Buyer contained in Section 3(b) shall be true and correct when made and at Closing (except for those which refer to a specific date, which shall be true and correct as of such date), except to the extent that any failures of such representations and warranties to be so true and correct would not have a material adverse effect on the Partnership or Green Canyon or on the ability of the Buyer to consummate the transactions contemplated hereby; provided, that for purposes of this subsection 7(b)(i), any representation or warranty qualified by "materiality" or "Material Adverse Effect" will be treated as though not so qualified;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder through the Closing except to the extent any failure to perform or comply would not have a material adverse effect on the Partnership or Green Canyon or on the ability of the Buyer to consummate the transactions contemplated hereby;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Buyer shall have delivered to the Partnership a certificate to the effect that each of the conditions specified in subsections 7(b)(i)-(ii) is satisfied in all respects;

                  (v) the FTC shall have accepted the proposed consent agreement for public comment, in connection with the Merger Agreement, pursuant to Rule 2.34 of the FTC Rules of Practice, 16 C.F.R. 2.34, as amended, and such consent agreement shall contain a consent order requiring the disposition of all, or any portion of, the Acquired Interest; and

                  (vi) the merger of El Paso Energy Corporation and The Coastal Corporation shall have closed.

         The Partnership and Green Canyon may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing. As such term is used in this Section 7(b), "material adverse effect" means any change or effect that individually, or in the aggregate, with other changes and effects, has an adverse effect having a value of $1,000,000 or more.

         8. Remedies for Breaches of this Agreement.

         (a) Survival of Representations, Warranties and Certain Covenants. (i) All of the representations and warranties of the Sellers contained in Sections 3 and 4 (other than Sections 3(a)(v), 4(h), 4(d)(i), 4(d)(ii), 4(d)(iii) and 4(k)) shall survive the Closing hereunder for a period of eighteen months after the Closing Date; (ii) the representations and warranties in Section 4(h) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim; (iii) the representations and warranties in Sections 3(a)(v) and 4(d)(iii) shall survive the Closing forever; (iv) the representations and warranties in Section 4(d)(ii) shall survive the Closing hereunder for a period of six months after the Closing Date; and (v) the representations and warranties in Section 4(d)(i) shall survive the Closing hereunder for a period of twenty-four months after the Closing Date. The representations and warranties of the Buyer contained in Section 3 shall survive the Closing for a period of eighteen months after the Closing Date. The indemnity obligations of the Partnership contained in Section 8(b)(v), and the representations and warranties of the Sellers contained in Section 4(k), shall survive the Closing for a period of ten years after the Closing Date. The indemnity obligations of the Partnership contained in Section 8(b)(vii) shall survive the Closing for a period of eighteen months after the Closing Date. The indemnity obligations of the Partnership contained in Section 8(b)(vi) shall survive the Closing indefinitely. The covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

         (b) Indemnification Provisions for Benefit of the Buyer.

                  (i) In the event: (x) the Partnership or Green Canyon breaches any of its representations, warranties, or covenants contained herein (other than the covenants in Section 2 and the representations and warranties in Sections 3(a), 4(d)(ii), 4(d)(iii) and 4(k)); (y) there is an applicable survival period pursuant to
         Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Partnership pursuant to Section 11(h) within such survival period, then the Partnership agrees to indemnify the Buyer Indemnitees from and against any Adverse Consequences to the extent they are caused proximately by the breach and suffered by such Buyer Indemnitees; provided, that the Partnership shall not have any obligation to indemnify any Buyer Indemnitees from and against any such Adverse Consequences (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all Adverse Events and all Adverse Environmental Events in excess of an aggregate deductible amount equal to 1% of the Purchase Price (after which point the Partnership will be obligated only to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter (B) (1) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events exceeds an aggregate ceiling amount equal to 50% of the Purchase Price (after which point the Partnership will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences), or (2) if the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events do not exceed an aggregate ceiling amount equal to 50% of the Purchase Price, then to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events and all Adverse Environmental Events exceeds an aggregate ceiling amount equal to 100% of the Purchase Price (after which point the Partnership will have no obligation to indemnify the Buyer Indemnitees from and against further such any representation, warranty or covenant qualified by "materiality" or "Material Adverse Effect" will be treated as though not so qualified.

                  (ii) In the event: (x) the Partnership or Green Canyon breaches any of its covenants in Section 2 or any of its representations and warranties in Section 3(a); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Partnership pursuant to Section 11(h) within such survival period, then the Partnership agrees to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences caused proximately by the breach and suffered by the Buyer Indemnitees; provided, that for purposes of indemnification hereunder, any representation, warranty or covenant qualified by "materiality" or "Material Adverse Effect" will be treated as though not so qualified.

                  (iii) In the event: (x) the Partnership or Green Canyon breaches any of its representations and warranties in Section 4(d)(ii); (y) there is an applicable survival period pursuant to
         Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Partnership pursuant to Section 11(h) within such survival period, then the Partnership agrees to repair the damaged assets the condition of which constituted the breach; provided, that the Partnership shall not have any obligation to repair any such assets to the extent the costs suffered by the Partnership, in the aggregate, in connection with all such repairs exceeds an aggregate ceiling amount equal to $2,000,000 (after which point the Partnership will have no obligation to repair any such assets), and further provided, that the Partnership's sole responsibility under this subsection (iii) shall be to repair the applicable assets and the Partnership shall have no indemnity or other obligations in connection herewith, and further provided, that for purposes of indemnification hereunder, any representation, warranty or covenant qualified by "materiality" or "Material Adverse Effect" will be treated as though not so qualified. If the Partnership is obligated to perform and does perform any repairs pursuant to this Section 8(b)(iii) and the Buyer (or any of its Affiliates including, after the Closing, the Acquired Company) has a claim for any Adverse Consequences against any Person in connection with any occurrence, event or circumstance which causes (in whole or in part) the need for such repairs, then, as between the Buyer (or any of its Affiliates including, after the Closing, the Acquired Company) and the Partnership, the Partnership shall be subrogated to the rights of the Buyer and such Affiliates or otherwise be given the right to pursue such Person with respect to any such Adverse Consequences.

                  (iv) The Partnership will indemnify and hold harmless the Buyer Indemnitees (including the Acquired Company) against joint and several liability with the Partnership arising by reason of the Acquired Company having been a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group" with the Partnership within the meaning of Sections 414(c) or (m) of the Code, or having been required to be aggregated with the Partnership under Section 414(o) of the Code, or having been under "common control" with the Partnership, within the meaning of
         Section 4001(a)(14) of ERISA.

                  (v) In the event there is an applicable survival period pursuant to Section 8(a) and the Buyer makes a written claim for indemnification against the Partnership pursuant to Section 11(h) within such survival period, then the Partnership agrees to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences caused proximately by, and suffered by the Buyer Indemnitees with respect to, any Adverse Environmental Event; provided, that the Partnership shall not have any obligation to indemnify any Buyer Indemnitees from and against any such Adverse Consequences (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all Adverse Events and all Adverse Environmental Events in excess of an aggregate deductible amount equal to 1% of the Purchase Price (after which point the Partnership will be obligated only to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events and all

         Adverse Environmental Events exceeds an aggregate ceiling amount equal to 100% of the Purchase Price (after which point the Partnership will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences), and further provided, that for purposes of indemnification hereunder, any representation or warranty in Section 4(k) qualified by "materiality" or "Material Adverse Effect" will be treated as though not so qualified.

                  (vi) The Partnership agrees to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences caused proximately by, and suffered by the Buyer Indemnitees with respect to, any litigation to which the Acquired Company is party pending on the Closing Date.

                  (vii) In the event there is an applicable survival period pursuant to Section 8(a) and the Buyer makes a written claim for indemnification against the Partnership pursuant to Section 11(h) within such survival period, then the Partnership agrees to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences caused proximately by, and suffered by the Buyer Indemnitees with respect to, any tort claim for the personal injury or death of any person with respect to the Subject Assets arising as a result of events occurring on or prior to the Closing Date; provided, that the Partnership shall not have any obligation to indemnify any Buyer Indemnitees from and against any such Adverse Consequences (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all Adverse Events and all Adverse Environmental Events in excess of an aggregate deductible amount equal to 1% of the Purchase Price (after which point the Partnership will be obligated only to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter (B) (x) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events exceeds an aggregate ceiling amount equal to 50% of the Purchase Price (after which point the Partnership will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or (y) if the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events do not exceed an aggregate ceiling amount equal to 50% of the Purchase Price, then to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events and all Adverse Environmental Events exceeds an aggregate ceiling amount equal to 100% of the Purchase Price (after which point the Partnership will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences).

                  (viii) The Partnership agrees to indemnify the Buyer Indemnitees from and against any Adverse Consequences to the extent they are caused proximately by the breach of any of the representations or warranties contained in Section 4(d)(iii) and suffered by such Buyer Indemnitees; provided, that the Partnership shall not have any obligation to indemnify any Buyer Indemnitees from and against any such Adverse Consequences (x) to the extent the

         Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events exceeds an aggregate ceiling amount equal to 50% of the Purchase Price (after which point the Partnership will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or (y) if the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events do not exceed an aggregate ceiling amount equal to 50% of the Purchase Price, then to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events and all Adverse Environmental Events exceeds an aggregate ceiling amount equal to 100% of the Purchase Price (after which point the Partnership will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences).

                  (ix) Except for the rights of indemnification provided in this Section 8, the Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against any Seller Indemnitees regarding Obligations of any nature whatsoever that are attributable to the Subject Assets, the Acquired Company Shares, or the ownership and operation of the Acquired Company, whether arising before or after the Closing Date.

         (c) Indemnification Provisions for Benefit of the Sellers.

                  (i) In the event: (x) the Buyer breaches any of its representations, warranties and covenants contained herein; (y) there is an applicable survival period pursuant to Section 8(a); and (z) any Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(h) within such survival period, then the Buyer agrees to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences caused proximately by the breach and suffered by such Seller Indemnitees through and after the date of the claim for indemnification; provided, that for purposes of indemnification hereunder, any representation, warranty or covenant qualified by "materiality" or "Material Adverse Effect" will be treated as though not so qualified.

                  (ii) Except for those liabilities for which the Partnership has agreed to indemnify the Buyer Indemnitees pursuant to Section 8(b), the Buyer agrees to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences relating in any way to the Acquired Company Shares, the Acquired Company, the Green Canyon Acquired Assets or the ownership and operation of the Acquired Company or the Green Canyon Acquired Assets, whether arising before or after the Closing Date.

         (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the

         Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                  (ii) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

         (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a 10% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this
Section 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

         (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 9 hereof, shall be treated as purchase price adjustments for Tax purposes.

         9. Tax Matters.

         (a) Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns of the Acquired Company or with respect to the Green Canyon Acquired Assets. The Buyer shall pay (or shall cause to be paid) any Taxes due with respect to such Tax Returns.

         (b) Pre-Closing Tax Returns. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns for the Acquired Company and the Green Canyon Acquired Assets. The Sellers shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

         (c) Straddle Periods. The Buyer shall be responsible for Taxes of the Acquired Company and the Green Canyon Acquired Assets related to the portion of any Straddle Period occurring after the Closing Date. The Sellers shall be responsible for Taxes of the Acquired Company and the Green Canyon Acquired Assets relating to the portion of any Straddle Period occurring before the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, the Sellers or the Buyer shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law will not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes of the Acquired Company and the Green Canyon Acquired Assets shall be allocated based on the number of days in the partial period before and after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of the Acquired Company and attributable to Green Canyon Acquired Assets for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Company and Green Canyon Acquired Assets for each partial period as determined from their books and records.

         (d) Straddle Returns. With respect to any Straddle Return, the Buyer shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Sellers a statement setting forth the amount of Tax that the Sellers owe, including the allocation of taxable income and Taxes under Section 9(c), and copies of such Straddle Return. The Sellers shall have the right to review such Straddle Returns and the allocation of taxable income and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns. The Sellers and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than 5 days before the due date for the payment of Taxes with respect to such Straddle Returns, the Sellers shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Sellers as being owed by the Sellers. If the Buyer and the Sellers cannot agree on the amount of Taxes owed by the Sellers with respect to a Straddle Return, the Sellers shall pay to the Buyer the amount of Taxes reasonably determined by the Sellers to be owed by the Sellers. Within 10 days after such payment, the Sellers and the Buyer shall refer the matter to an independent "Big-Five" accounting firm agreed to by the Buyer and the Sellers to arbitrate the dispute. The Sellers and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Sellers with respect to a Straddle Return shall be binding on both the Sellers and the Buyer. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Sellers shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

         (e) Claims for Refund. The Buyer shall not, and shall cause the Acquired Company and any of its Affiliates not, to file any claim for refund of taxes with respect to the Acquired Company and the Green Canyon Acquired Assets for whole or partial taxable periods on or before the Closing Date.

         (f) Indemnification. The Buyer agrees to indemnify the Sellers against all Taxes of or with respect to the Acquired Company or the Green Canyon Acquired Assets for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date. The Sellers agree to indemnify the Buyer against all Taxes of or with respect to the Acquired Companies or the Green Canyon Acquired Assets for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date.

         (g) Cooperation on Tax Matters.


                  (i) The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers shall (A) retain all books and records with respect to Tax matters pertinent to the Acquired Company relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or any Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or any Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) The Buyer and the Sellers agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         (h) Certain Taxes. The Sellers will file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer will pay to the Sellers, on or before the date such payments are due from the Sellers, any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

         (i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

         (j) Audits. The Sellers and the Buyer shall provide prompt written notice to the others of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Acquired Company and the Green Canyon Acquired Assets for whole or partial periods for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then (I) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (II) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

         (k) Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Sellers and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out of pocket expenses with respect to such contests shall be borne by the Sellers and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

         (l) Powers of Attorney. The Buyer, the Acquired Company, and their Affiliates shall provide the Sellers and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under
Section 9(k) hereof (including any refund claims which turn into audits or disputes).

         (m) Remittance of Refunds. If the Buyer or any Affiliate of the Buyer (including the Acquired Company) receives a refund of any Taxes that either Seller is responsible for hereunder, or if either Seller or any Affiliate of either Seller (other than the Acquired Company) receives a refund of any Taxes that the Buyer is responsible for hereunder, the party receiving such refund shall, within thirty days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this
Section 9(m), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

         (n) Purchase Price Allocation. Green Canyon and the Buyer agree that the Purchase Price allocable to the Green Canyon Acquired Assets pursuant to
Schedule 2(b)(iii) (as adjusted by the Net Increase Amount or the Net Decrease Amount, as applicable, allocable to the Green Canyon Acquired Assets) and the Green Canyon Assumed Obligations will be allocated to the Green Canyon Acquired Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and Green Canyon within ninety (90) days after the Closing Date. The Buyer, Green Canyon and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation. If the Parties exercise their election pursuant to Section 2(i) to effectuate the Alternative Structure, the Partnership and the Buyer agree that the Purchase Price allocable to the Acquired Company Shares pursuant to Schedule 2(b)(iii) (as adjusted by the Net Increase Amount or the Net Decrease Amount, as applicable, allocable to the Acquired Company Shares) and the Acquired Company Obligations will be allocated to the assets described in clause (i) of the definition of Subject Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and the Partnership within ninety
(90) days after the Closing Date. The Buyer, the Partnership and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

         (o) Closing Tax Certificate. At the Closing, each of the Sellers shall deliver to the Buyer a certificate signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code.

         (p) Like-Kind Exchanges. The Buyer shall cooperate fully, as and to the extent reasonably requested by the Sellers, in connection with enabling the transactions contemplated herein to qualify in whole or in part as a "like-kind" exchange pursuant to Section 1031 of the Code. The Sellers agree to indemnify the Buyer against any and all costs and expenses the Buyer shall incur with respect to cooperating with the Sellers in enabling the transactions contemplated herein to qualify in whole or in part as a "like-kind exchange" pursuant to Section 1031 of the Code.

         10. Termination.

         (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                  (i) the Buyer, the Partnership and Green Canyon may terminate this Agreement by mutual written consent at any time before the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Partnership at any time before Closing (A) in the event the Partnership or Green Canyon has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Partnership of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the terminating Party's obligation to consummate the transactions contemplated hereby; or (B) if the Closing shall not have occurred on or before March 16, 2001 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement);

                  (iii) the Partnership may terminate this Agreement by giving written notice to the Buyer at any time before the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Partnership has notified the Buyer of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before March 16, 2001 (unless the failure results primarily from the Partnership, or Green Canyon, itself breaching any representation, warranty or covenant contained in this Agreement); (C) if the transactions contemplated hereby do not receive all required approvals of the FTC; (D) if the FTC does not accept the proposed consent agreement for public comment, in connection with the Merger Agreement, pursuant to Rule 2.34 of the FTC Rules of Practice, 16 C.F.R. 2.34, as amended; or (E) if such consent agreement does not require the disposition by the Sellers of at least some portion of the Acquired Interest; and

                  (iv) the Buyer or the Partnership may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder with respect to any Acquired Interest not theretofore sold to the Buyer hereunder shall terminate without any liability of any

Party to any other Party (except for any liability of any Party then in breach); provided that the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

         11. Miscellaneous.

         (a) Use of El Paso Energy Marks. El Paso Energy Marks will appear on some of the assets of the Acquired Company and on the Green Canyon Acquired Assets, including on signage throughout the real property of the Acquired Company and on the Green Canyon Acquired Assets, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items of the Acquired Company and of the Green Canyon Acquired Assets. The Buyer acknowledges and agrees that it obtains no right, title, interest, license or any other right whatsoever to use the El Paso Energy Marks. In furtherance thereof, the Buyer shall, (i) within 180 days after the Closing Date, remove the El Paso Energy Marks from the assets of the Acquired Company, including signage on the real and personal property of the Acquired Company and of the Green Canyon Acquired Assets, and, if required by the Partnership in writing, provide written verification thereof to the Partnership promptly after completing such removal and (ii) within two weeks after the Closing Date, return or destroy (with proof of destruction) all other assets of the Acquired Company that contain any El Paso Energy Marks that are not removable. The Buyer agrees never to challenge the Partnership or any of its Affiliates' ownership or El Paso Energy Corporation or any of its Affiliates' ownership of the El Paso Energy Marks or any application for registration thereof or any registration thereof or any rights of the Partnership or its Affiliates or El Paso Energy Corporation or its Affiliates therein as a result, directly or indirectly, of its ownership of the Acquired Company. The Buyer will not do any business or offer any goods or services under the El Paso Energy Marks. The Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any El Paso Energy Marks or otherwise operate the Acquired Company in any manner which would or might confuse any Person into believing that the Buyer has any right, title, interest, or license to use the El Paso Energy Marks.

         (b) Insurance. The Buyer acknowledges and agrees that, following the Closing, the Acquired Company Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of the Acquired Company by the Partnership or El Paso Energy Corporation or their Affiliates (but no such termination shall adversely affect any claims of the Acquired Company existing at the Closing), and, as a result, the Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained by the Acquired Company. The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of the Acquired Company following the Closing. Notwithstanding Section 2(h)(ii), if any claims are made or losses occur prior to the Closing Date that relate solely to the business activities of the Acquired Company and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Partnership or its Affiliates pursuant to Section 2(h)(ii) or under policies otherwise retained by the Partnership or its Affiliates after the Closing, then the Partnership shall use its reasonable commercial efforts so that the Acquired Company can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; however nothing in this Agreement shall require the Partnership to maintain or to refrain from asserting claims against or exhausting any retained policies.

         (c) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement before the Closing without the prior written approval of the other Parties, which approval shall not be unreasonably withheld or delayed.

         (d) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that the Buyer or any Seller may assign either this Agreement or any of its respective rights, interests or obligations hereunder to an Affiliate without the prior written approval of the other Parties; provided, however, that no such assignment will relieve either the Buyer or any Seller from any of its respective obligations or liabilities under this Agreement.

         (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

   If to the Buyer:          Williams Field Services-Gulf Coast Company, L.P.
   ---------------           Attn: Vice President - Gathering and Processing
                             1800 South Baltimore
                             Tulsa, Oklahoma 74119

   If to the Partnership:    El Paso Energy Partners, L.P.
   ---------------------     El Paso Energy Building
                             Attn:  President
                             1001 Louisiana
                             Houston, Texas 77002
                             (713)420-2131

   If to Green Canyon:       Green Canyon Pipe Line Company, L.L.C.
   ------------------        El Paso Energy Building
                             Attn:  President
                             1001 Louisiana
                             Houston, Texas 77002
                             (713)420-2131

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Texas.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Partnership and Green Canyon. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Transaction Expenses. Each of the Buyer, the Partnership and Green Canyon will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

         (p) FTC Authorization. The Parties acknowledge that unless the FTC approves all of the transactions under the terms contemplated in this Agreement, the Parties will either (i) mutually agree to modify the terms of this Agreement pursuant to requests made by the FTC or (ii) terminate this Agreement in accordance with Section 10(a)(i).


                                     *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                            WILLIAMS FIELD SERVICES-GULF COAST COMPANY, L.P.

                                     By:  WILLIAMS FIELD SERVICES
                                          COMPANY, its General Partner

                            By:
                               -----------------------------------------------

                            Title:
                                  --------------------------------------------



                            EL PASO ENERGY PARTNERS, L.P.



                            By:
                               -----------------------------------------------

                            Title:
                                  --------------------------------------------


                            GREEN CANYON PIPE LINE COMPANY, L.P.



                            By:
                               -----------------------------------------------

                            Title:
                                  --------------------------------------------


                [Signature Page of Purchase and Sale Agreement]